Exhibit (a)(5)(A)

Nano Dimension Launches $18.00 Per Share All-Cash Special Tender Offer to
Increase Ownership in Stratasys to between 53% and 55% of Its Outstanding
Shares

Special Tender Offer Reflects a 39% Premium to Unaffected 60-Day Volume
Weighted Average Price as of March 3rd, 2023

Shareholders Have Until June 26th, 2023 to Tender Shares Into the Offer

An Investor Call Will Be Held on Tuesday, May 30th at 9:00 am EDT

NANO Remains Committed to Creating a Market Leader in Additive Manufacturing

Waltham, Mass., May 25th, 2023 — Nano Dimension Ltd. (Nasdaq: NNDM) (“Nano Dimension”, “NANO” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, today announced that it has commenced a special tender offer to purchase between 38.8% and 40.8% of the outstanding ordinary shares of Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys”) for $18.00 per share in cash, less any required withholding taxes and without interest. The successful completion of the special tender offer would result in Nano Dimension’s beneficial ownership of between 53% and 55% of the outstanding Stratasys shares, inclusive of the approximately 14.2% of Stratasys’ outstanding ordinary shares that Nano Dimension currently owns.

Nano Dimension’s all-cash special tender offer represents a premium of 26% to the unaffected closing price as of March 3rd, 2023, a 39% premium to the 60-day VWAP as of March 3rd, 2023, and a 12.5% premium to the $16.00 future target price published by Stratasys’ own financial advisor, J.P. Morgan, on March 2nd, 2023.

“As we had previously indicated to the Stratasys Board, given their continued refusal to engage in negotiations, we have decided to present our offer directly to Stratasys’ shareholders,” said Yoav Stern, Nano Dimension’s Chairman and CEO. “We believe our offer delivers certain all-cash value to Stratasys’ shareholders at a premium in excess of what Stratasys can deliver to its shareholders. We look forward to successfully completing the special tender offer as we continue to execute on our strategic plan to drive value creation for customers and shareholders and to create a preeminent leader in the rapidly growing AM market.”

Nano Dimension has filed with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, including an offer to purchase, which provides the terms and conditions of the special tender offer. The special tender offer will expire at 11:59 p.m. EDT on Monday, June 26th, 2023, unless extended or earlier terminated in accordance with the proposed offer to purchase and the applicable rules and regulations of the SEC and Israeli law. The closing of the special tender offer is subject to certain conditions, including that at least 5% of the issued and outstanding Stratasys shares are validly tendered and not properly withdrawn, at least 53% of the issued and outstanding Stratasys shares when aggregated with the Stratasys shares held by NANO are validly tendered and not properly withdrawn, the Stratasys board of directors redeem its Rights Plan, dated July 25, 2022 and any Rights that may be issued and outstanding thereunder or NANO being satisfied in its sole discretion that the Rights will not become exercisable as a result of the tender offer, as described in the tender offer materials, including the offer to purchase, a related letter of transmittal and other tender offer documents.

In conjunction with the special tender offer, Nano Dimension today also released a presentation further detailing the benefits of the special tender offer to Stratasys’ shareholders and the strategic rationale for the tender offer as summarized below:

•     Provides Attractive Cash Value to Stratasys’ Shareholders

•     Nano Dimension’s special tender offer price of $18.00 per share is a premium to all relevant Stratasys historical trading levels, and in excess of J.P. Morgan’s (Stratasys’ financial advisor) last published target price of $16.00 before dropping coverage in March 2023.

•     Establishes a Market-Leading Portfolio of Complementary Products and Solutions Addressing a Significant Additive Manufacturing Market Opportunity

•     We believe Stratasys’ polymer focused AM systems combined with Nano Dimension’s ceramic and metal AM systems & AME capabilities will provide customers access to a full suite of products to the additive manufacturing segment that is expected to grow from a market size of ~$16 billion in 2021 to over $100 billion by 2030 according to IDTechEx’s report “3D Electronics/Additive Electronics 2022-2032” and 3D Hub’s report “3D Printing Trend Report 2022”.

•     Enhances Market Penetration and New Customer Acquisition

•     We believe that the completion of the tender offer may provide an increased opportunity to deepen existing relationships across shared customers and industries by providing more value-added services and solutions, while also presenting new customer acquisition opportunities with expanded and diversified joint offerings.

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed today by Nano Dimension with the SEC and we expect that a solicitation/recommendation statement on Schedule 14D-9 will be filed by Stratasys with the SEC as required by the tender offer rules.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

Conference Call Information

The Company will host a conference call to discuss the special tender offer Tuesday, May 30th, 2023 at 9:00 a.m. EDT (4:00 p.m. IDT). We encourage participants to pre-register for the conference call using the following link: https://dpregister.com/sreg/10179536/f99cd70110

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Rz0vpvXy

Those without internet access or unable to pre-register may dial in by calling:

Participant dial-in (Toll free): 1-844-695-5517

Participant international dial-in: 1-412-902-6751

Israel toll free: 1-80-9212373

For those unable to participate in the conference call, there will be a replay available from a link on Nano Dimension’s website at http://investors.nano-di.com/eventsand-presentations.

About Nano Dimension

Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing – by delivering solutions that convert digital designs to electronic or mechanical devices - on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications - from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing.

For more information, please visit  www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses the potential benefits and advantages of the special tender offer, the expiration time and date for the special tender offer, potential for growth and value creation opportunities, and that a solicitation/recommendation statement will be filed by Stratasys with the SEC. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. The completion of the special tender offer would be subject to certain conditions as described in the tender offer materials, including the offer to purchase, a related letter of transmittal and other tender offer documents. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT

Investor Relations | ir@nano-di.com

NANO DIMENSION MEDIA CONTACTS

Kal Goldberg / Bryan Locke / Kelsey Markovich | NanoDimension@fgsglobal.com